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                                 AIRGAS, INC.

                           MANAGEMENT INCENTIVE PLAN

     I.   Purpose.

          The purpose of the Airgas, Inc. Management Incentive Plan (the "Plan")is to attract and retain highly qualified management employees who contribute in a substantial degree to the success of the Company by providing them with awards based on objective, performance-based financial targets and subjective operational and strategic goals, thus providing them with an incentive to contribute further to the success of the Company.

     II.  Definitions.

          For the purposes of the Plan, the following terms shall have the following meanings:

          (1) Awards. Objective Awards and Subjective Awards made pursuant to the Plan.

          (2)  Board of Directors.  The Board of Directors of Airgas, Inc.

          (3) Committee. The Nominating and Compensation Committee of the Board of Directors or any successor thereto.

          (4) Company. Airgas, Inc. or Airgas, Inc. and its subsidiaries, as the context requires.

          (5) Covered Employees. An Employee who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such section may be amended.

          (6) Employee. An employee who is on the active payroll of the Company or a subsidiary of the Company, whether or not an officer or director, at any time during the period for which an Award is made.

          (7) Objective Awards. Awards based on objective, performance-based financial targets made pursuant to Section VI(a) hereof.

          (8) Participant. An Employee who has been designated by the Committee to participate in the Plan pursuant to Section IV hereof.

          (9) Subjective Awards. Awards based on subjective operational and strategic goals pursuant to Section VI(b) hereof.

     III. Administration.

          The Plan shall be administered by the Committee. Committee may make such determinations and take such action in connection with or in relation to the Plan as it deems necessary. Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons.

     IV.  Eligibility

          Objective Awards and Subjective Awards will be granted to those Employees who shall be selected by the Committee. Such selections, except in the case of the Company's Chief Executive Officer, shall be made after considering the recommendations of the Chief Executive Officer. The Committee shall also give consideration to the contribution made by the Employee to achievement of the Company's established, objectives and such other matters as it shall deem relevant. At the discretion of the Committee, Awards may be

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made to Employees who retired or whose employment terminated after the beginning of the period for which an Award is made, or to the designee or estate of an employee who died during such period.

     V.   Effective Date.

          The Plan shall become effective as of April 1, 1995, subject to the approval of the Company's stockholders at the Company's 1995 Annual Meeting of Stockholders.

     VI.  Awards.

          At the beginning of each fiscal year, the Committee shall determine each Participant's potential award level by first setting each Participant's total incentive opportunity under the Plan, which is expressed as a percentage of the Participant's base salary. Total incentive opportunity will range from 25% to a maximum of 50% for the Chief Executive Officer, subject to adjustment at the discretion of the Committee at the beginning of a fiscal year. Such determinations shall be based upon the position of the Participant and such other matters as the Committee shall deem relevant.

          The Participant's total incentive opportunity, as described above, is divided between Objective Awards and Subjective Awards by the Committee, based upon the position of the Participant and such other matters as the Committee shall deem relevant.

          The amounts of Awards to participants will be determined by the Committee acting in its discretion. The two types of Awards that may be made under the Plan are as follows:

          (a) Objective Awards. These are Awards based on corporate-wide or business unit-specific objective, performance-based financial targets as established by the Committee for this purpose at the beginning of each fiscal year. These financial targets are based upon pre-tax profits, operating cash flow (operating income plus depreciation and amortization) and average interest-bearing debt balances. The Committee may modify the amount of the targets if it determines that they are no longer suitable, provided that it may not lower the targets or otherwise increase the Awardsthat may be earned pursuant to the targets. Actual achievement of each of the three financial targets as a percentage of the financial targets can range from 0% to a maximum of 110%. The average of the three achievement percentages must be at least 70% for an Objective Award to be paid, and the maximum average percentage is 110%, beyond which no additional Objective Award can be earned. The maximum amount of an Objective Award that a Participant may receive for any fiscal year shall not exceed $750,000.

          (b) Subjective Awards. These are awards based on subjective operational and strategic objectives established by the Committee for each participant. These objectives are established by the Committee after considering the recommendations of the Chief Executive Officer and such other matters as the Committee shall deem relevant.

          Awards will be paid within 75 days of the end of the fiscal year to which they relate based upon the audit by the Company's independent auditors for such fiscal year. Awards under the Plan shall be made in cash, except that the Committee may determine that certain Participants may direct a portion of their Awards into a profit sharing plan of the Company.





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     VII. Awards Under Other Plans.

          Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards under such conditions, and in such form and matter as it sees fit, to Employees (including Participants) for meritorious service of any nature. In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to Employees (including Participants).

     VIII.Amendment of the Plan.

          The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes; provided, however, that no such discontinuance, amendment or revision shall materially adversely affect any right or obligation with respect to any Award theretofore made.



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